Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is dated as of November 3, 2026, by and among BRF FINANCE CO., LLC, a Delaware limited liability company (“Seller”), BR Financial Holdings, LLC, a Delaware limited liability company and an affiliate of Seller (“BR Holdings” and, together with Seller, collectively, the “Seller Parties” and each, a “Seller Party”), OCM SSF III GREAT AMERICAN PT, L.P., a Delaware limited partnership (“SSF III”), Opps XII GREAT AMERICAN HOLDINGS, LLC, a Delaware limited liability company (“Opps XII”), VOF GREAT AMERICAN HOLDINGS, L.P., a Delaware limited partnership (“VOF” and, together with Opps XII and SSF III, collectively, the “Purchasers,” and each individually, a “Purchaser”), Opps XII BROKER D HOLDINGS, L.P., a Delaware limited partnership (“Opps XII Broker”), OPIF BROKER HOLDINGS, L.P., a Delaware limited partnership (“OPIF”), OAKTREE-COPLEY INVESTMENTS, LLC, a Delaware limited liability company (“O-C Investments”), RPVOF BROKER CTB, LLC, a Delaware limited liability company (“RPVOF”), and OCM SSF III BROKER DEBT HOLDINGS, L.P., a Delaware limited partnership (“SSF III Broker” and, together with Opps XII Broker, OPIF, O-C Investments, and RPVOF, collectively, “Lenders,” each individually, a “Lender,” the Lenders, together with the Purchasers, collectively, the “Purchaser Parties,” and each individually, a “Purchaser Party”). The Seller Parties and the Purchaser Parties are referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Second Amended and Restated Limited Liability Company Agreement, dated as of November 15, 2024, of Great American Holdings, LLC (the “Company” and such agreement, as amended, the “Company LLC Agreement”).

W I T N E S S E T H:

WHEREAS, Seller and Purchasers are members of the Company;

WHEREAS, Seller owns 170,524 Class B Preferred Units and 397,593 Class A Common Units of the Company (collectively, the “Acquired Units”);

WHEREAS, BR Holdings and Lenders are party to that certain Credit Agreement, dated as of February 26, 2025, by and among BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.) (“Ultimate Parent”), BR Holdings, the other loan parties party thereto from time to time, the lenders party thereto from time to time, and Oaktree Fund Administration, LLC, as administrative agent and collateral agent (“Oaktree”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), pursuant to which, as of the date hereof, Lenders have lent to BR Holdings, and BR Holdings owes to Lenders, an aggregate principal amount of indebtedness equal to $62,250,000 (inclusive of the Transaction Fee contemplated in the Amendment (as defined below)) (the “Loan Amount”);

WHEREAS, Seller desires to sell and transfer to Purchasers, and Purchasers desire to purchase and acquire from Seller the Acquired Units, as more specifically provided herein;

WHEREAS, BR Holdings desires to repay the Loan Amount to the Lenders;

WHEREAS, the Lenders are affiliates of the Purchasers; and

WHEREAS, the Transaction does not constitute a Fundamental Change (as defined in the Company LLC Agreement) of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the Parties hereby agree as follows:

Article I

Transfer, Purchase and Sale of Acquired Units

Section 1.1.  Purchase and Sale of Acquired Units. On the Closing Date (as defined in Section 1.3), and upon the terms and subject to the conditions set forth in this Agreement, each Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell and transfer to such Purchaser, good and marketable title to the number of Acquired Units set forth opposite such Purchaser’s name on Schedule I hereto under the column “Acquired Units” (such number of Acquired Units, the “Applicable Acquired Units”), free and clear of any lien, claim, charge, mortgage, pledge, option, license, sublicense, security interest, equity, restriction or other encumbrance (collectively, “Encumbrances”), other than (a) Encumbrances arising under federal and state securities laws and (b) Encumbrances arising under the Company LLC Agreement (collectively, “Permitted Encumbrances”). Each Purchaser acknowledges and agrees that any Encumbrance on the Acquired Units as a result of pledges made by BR Holdings pursuant to the Credit Agreement and that certain Guarantee and Collateral Agreement, dated as of February 26, 2025, by and among Ultimate Parent, BR Holdings, certain of Ultimate Parent’s subsidiaries and Oaktree, as administrative agent and as collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof) will be released on the Closing Date pursuant to the Amendment (as defined below).

Section 1.2. Purchase Price and Loan Repayment.

(a) In exchange for the Applicable Acquired Units, each Purchaser shall, at the Closing, pay, or cause to be paid, to Seller the purchase price set forth opposite such Purchaser’s name on Schedule I hereto under the column “Purchase Price” and such aggregate Purchase Price shall equal $62,250,000.00 (the portion of such aggregate purchase price to be paid by the applicable Purchaser, the “Applicable Purchase Price,” and such purchase and sale of the Acquired Units, the “Unit Purchase”).

(b) Immediately following the Unit Purchase, BR Holdings shall repay the portion of the Loan Amount set forth opposite each Lender’s name on Schedule I hereto under the column “Repaid Loan Amount” (the “Repaid Loan Amount”) pursuant to that certain Amendment No. 6 to Credit Agreement, dated as of the date hereof (the “Amendment”), among Ultimate Parent, BR Holdings, each of the other loan parties party thereto, each of the lenders party thereto and Oaktree, as administrative agent and as collateral agent (the “Loan Repayment”). On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Repaid Loan Amount shall be repaid and, concurrently therewith, immediately cancelled and discharged, it being understood that, except with respect to the Repaid Loan Amount, all indebtedness, obligations, liabilities and Encumbrances under the Credit Agreement shall remain in full force and effect in accordance with the terms of the Credit Agreement.

Section 1.3. Closing. The closing of the Unit Purchase and the Loan Repayment (the “Closing”) shall take place at 10:00 a.m. Eastern Time on the date hereof, or at such other time, date and place as the Seller Parties and the Purchaser Parties shall mutually agree. The time and date of the Closing is referred to as the “Closing Date.”

Section 1.4. Closing Deliveries. At the Closing:

(a) Seller will deliver to the Purchasers (i) an executed assignment of membership interests in respect of the Acquired Units in the form attached hereto as Exhibit A and (ii) a properly completed and duly executed IRS Form W-9 for Seller.

(b) Each Purchaser shall pay the Applicable Purchase Price to Seller in the manner specified in Section 1.2 of this Agreement.

(c) Lenders will deliver to BR Holdings, and BR Holdings shall deliver to Lenders, an executed Amendment in the form attached hereto as Exhibit B.

(d) Seller will deliver to the Purchaser Parties a written resignation from the Board executed by Bryant Riley, effective as of the Closing, in the form attached hereto as Exhibit C.

(e) Seller will deliver to the Purchasers an executed counterpart to a letter agreement in respect of the Company LLC Agreement in the form attached hereto as Exhibit D (the “LLCA Side Letter”), and the Purchasers will deliver to Seller the Company’s executed counterpart to the LLCA Side Letter.

(f) Each of the Parties will deliver to the other Parties an executed counterpart to the cross receipt and direction letter in the form attached hereto as Exhibit E.

Article II

Representations and Warranties of the Seller Parties

Each Seller Party (or, solely in respect of Section 2.4, Seller) represents and warrants to each Purchaser Party as of the date hereof and as of the Closing Date as follows:

Section 2.1. Seller’s Capacity; Binding Agreement. Such Seller Party is a limited liability company, duly organized and validly existing under the laws of the state of its organization. The execution, delivery and performance by such Seller Party of this Agreement have been duly authorized by all necessary limited liability company action. No other act or proceeding on the part of such Seller Party is necessary to authorize the execution of this Agreement or the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles and except insofar as the enforceability of any provision of such agreement would be restricted or void by reason of public policy.

Section 2.2. Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a violation or breach of any provision of the organizational documents of such Seller Party, (b) violate or result in breach of terms or provisions of, or constitute a default under, or conflict with any agreement or contract to which such Seller Party is a party or by which such Seller Party is bound, (c) violate any applicable law, ordinance, rule or regulation of any governmental body having jurisdiction over such Seller Party or any order, judgment or decree applicable to such Seller Party or (d) result in the creation of any Encumbrances over any Acquired Units (except for Permitted Encumbrances).

Section 2.3. No Consents. No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other Person is necessary for the execution, delivery or performance by such Seller Party of this Agreement or the consummation of the transactions contemplated hereby. The term “Person” means any individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture.

Section 2.4. Ownership of Acquired Units. Seller owns the Acquired Units, free and clear of all Encumbrances (except for Permitted Encumbrances). Seller has the absolute and unrestricted right, power and capacity to sell, assign and transfer the Acquired Units to the Purchasers, free and clear of any Encumbrances (except for Permitted Encumbrances). Except as set forth in the Company LLC Agreement, Seller is not a party to (a) an option, warrant, right, contract, call, put or other agreement, obligation or commitment providing for the disposition or acquisition of the Acquired Units or (b) any voting trust, proxy or other agreement or understanding with respect to the voting of any Acquired Units.

Section 2.5. Litigation. There is no claim, cause of action, allegation, action, suit, proceeding, litigation, arbitration or investigation (“Action”) pending or, to such Seller Party’s knowledge, threatened (in writing or otherwise) by or against such Seller Party which would reasonably be expected to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby. There is no order, decree, injunction or judgment pending or in effect against Seller that would reasonably be expected to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby.

Section 2.6. Brokers’ and Finders’ Fees. Such Seller has not incurred, nor will such Seller Party incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

Article III

Representations and Warranties of the Purchaser Parties

Each Purchaser Party (or, solely in respect of Section 3.5 and Section 3.6, each Purchaser) represents and warrants to each Seller Party as of the date hereof and as of the Closing Date as follows:

Section 3.1. Purchaser’s Organization; Authority; Binding Agreement. Such Purchaser Party is a limited liability company or limited partnership, duly organized and validly existing under the laws of the state of its organization. The execution, delivery and performance by such Purchaser Party of this Agreement have been duly authorized by all necessary limited liability company or limited partnership action (as applicable). No other act or proceeding on the part of such Purchaser Party is necessary to authorize the execution of this Agreement or the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles and except insofar as the enforceability of any provision of such agreement would be restricted or void by reason of public policy.

Section 3.2. Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a violation or breach of any provision of the organizational documents of such Purchaser Party, (b) violate or result in breach of terms or provisions of, or constitute a default under, or conflict with any agreement or contract to which such Purchaser Party is a party or by which such Purchaser Party is bound or (c) violate any applicable law, ordinance, rule or regulation of any governmental body having jurisdiction over such Purchaser Party or any order, judgment or decree applicable to such Purchaser Party.

Section 3.3. No Consents. No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other Person is necessary for the execution, delivery or performance by such Purchaser Party of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.4. Brokers’ and Finders’ Fees. Such Purchaser Party has not incurred, nor will such Purchaser Party incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

Section 3.5. Restricted Securities. Such Purchaser understands that the Applicable Acquired Units have not been registered under any applicable securities laws and, therefore, the Applicable Acquired Units cannot be sold, transferred, pledged, hypothecated, or otherwise disposed of by such Purchaser, unless the Applicable Acquired Units are subsequently registered under such applicable securities laws or an exemption from such registration is available for any such sale, transfer, pledge, hypothecation or disposition.

Section 3.6. Investment Representations. Such Purchaser is acquiring the Applicable Acquired Units for such Purchaser’s own account for investment only and not for or with a view to resale or distribution. Such Purchaser has not entered into any contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or anyone else the Acquired Units, and such Purchaser has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

Article IV

Miscellaneous

Section 4.1. Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) resulting from the transactions contemplated by this Agreement shall be borne by Seller, on the one hand, and Purchasers, on the other hand, equally. The Party responsible under applicable Law for filing any Tax Returns with respect to such Taxes shall prepare and file all such Tax Returns and other documentation with respect to any such Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate in good faith to prepare and file such Tax Returns and the costs of preparing such Tax Returns shall be borne by Purchasers.

(b) For U.S. federal, state and local income Tax purposes, the Parties agree (i) to treat the purchase and sale of the Acquired Units pursuant to this Agreement as a purchase of partnership interests by the Purchasers, and (ii) the Company shall make (or have in place) an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) effective for the taxable year that includes the Closing (the “Intended Tax Treatment”). Notwithstanding anything to the contrary in this Agreement, the Parties shall (and shall cause their Affiliates to) prepare and file all Tax Returns and conduct all Tax proceedings in a manner consistent with the Intended Tax Treatment unless otherwise required by applicable Law or pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law).

(c) For Tax purposes, the aggregate purchase price payable pursuant to Section 1.2(a), along with any other items that are treated as additional consideration for the Acquired Units for U.S. federal and applicable state and local income Tax purposes, shall be allocated among the assets of the Company and any Subsidiary of the Company that is treated as a partnership or an entity disregarded as an entity separate from its owner for applicable income Tax purposes in a manner consistent with the Code, including Sections 743, 754, and 755 thereof, and the Treasury Regulations promulgated thereunder (the “Allocation”). After the Closing, Purchasers shall deliver to Seller the Allocation. Seller shall review the Allocation and provide any comments with respect thereto within thirty (30) days after receiving such Allocation. The Parties shall cooperate in good faith to resolve any disputes relating to the Allocation. No Party or its respective Affiliates shall take any position (whether in Tax Returns, audits or otherwise) that is inconsistent with such Allocation unless required do so by applicable Law.

(d) The Parties agree to allocate, and to cause the Company to allocate, pursuant to Section 706 of the Code, all items of income, gain, loss, deduction and credit of the Company (and any Subsidiary of the Company that is treated as a partnership for U.S. federal income Tax purposes) for the taxable period in which the Closing occurs between (i) the portion of such taxable period that ends on the Closing Date and (ii) the portion of such taxable period that begins on the date immediately after the Closing Date based on a closing of the Company’s books as of the Closing Date.

Section 4.2.  Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by email (unless such email is delivered after 5:00 p.m. Eastern time on a business day or on a day that is not a business day, in which case such email shall be deemed delivered on the next business day), or if mailed, five (5) days after the date of mailing, as follows (or to such other address as any Party shall notify the other Parties from time to time):

If to a Purchaser Party:	333 South Grand Ave. 30th Floor
Los Angeles, CA 90071
Email: tcasarella@oaktreecapital.com; nbasso@oaktreecapital.com
Attn: Tom Casarella; Nick Basso

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Email: KLCain@wlrk.com
Attn: Karessa L. Cain

If to a Seller Party:

BRC Group Holdings, Inc.
299 Park Avenue, 21st Floor
New York, NY 10171
Email: fknopf@brcgh.com; syessner@brcgh.com
Attn: Fred Knopf; Scott Yessner

With a copy to

:

The NBD Group, Inc.
171 Main Street, Ste 279
Los Altos, CA 94022
Email: st@nbdpro.com
Attn: Sara Terheggen

Section 4.3. Governing Law. This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.

Section 4.4. Submission to Jurisdiction. Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and, if and only if such court declines to exercise jurisdiction, the other courts of the State of Delaware or the federal courts of the United States of America located in the State of Delaware and the appellate courts therefrom (in such order of priority, the “Chosen Courts”) and solely in connection with claims arising out of or relating to this Agreement or the transactions contemplated hereby (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such Action in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (d) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 4.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

Section 4.5. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4.6.

Section 4.6. Assignment; Successors and Assigns; No Third Party Rights. No Party shall assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other Parties, and any attempted assignment shall be null and void. This Agreement shall be for the sole benefit of the Parties and their respective successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 4.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 4.8. Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 4.9. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the agreements delivered pursuant to the terms hereof, and the Credit Agreement constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 4.10. Amendment and Modification. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party to this Agreement.

Section 4.11. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the Party or Parties entitled to the benefit thereof, but only by a writing signed by the Party or Parties waiving such terms or conditions.

Section 4.12. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant, is invalid or unenforceable, such covenant shall be enforced to the full extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

Section 4.13. Further Assurances. In case at any time after the Closing Date, any further action is necessary to carry out the purposes of this Agreement, the Parties shall execute such further documents (including assignments, acknowledgments and other instruments of transfer) and shall take such further action as shall be necessary or desirable to carry out the purposes of this Agreement, in each case to the extent not inconsistent with applicable law or the terms and conditions of this Agreement.

Section 4.14. Public Announcements. The Seller Parties shall not, and shall cause their Affiliates to not, issue any public announcement or make any public filing in respect of this Agreement, the Amendment or the transactions contemplated hereby or thereby (including, for the avoidance of doubt, any periodic report on Form 8-K to be filed by the Ultimate Parent with respect to the transactions contemplated hereby or thereby) without first affording the Purchasers a reasonable opportunity to review and comment upon such announcement or filing, except to the extent the contents of such announcement are consistent in all material respects with prior public disclosure by the Parties and the Seller Parties have consulted with the Purchasers about the timing and manner of the announcement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER PARTIES:

OCM SSF III GREAT AMERICAN PT, L.P.

By:	Oaktree Fund AIF Series (Cayman), L.P. – Series S
Its:	General Partner

By:	Oaktree AIF (Cayman) GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Thomas Casarella
Name:	Thomas Casarella
Title:	Managing Director

By:	/s/ Ryan Irwin
Name:	Ryan Irwin
Title:	Vice President

By:	Oaktree Fund AIF Series, L.P. – Series N
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ Thomas Casarella
Name:	Thomas Casarella
Title:	Authorized Signatory

By:	/s/ Ryan Irwin
Name:	Ryan Irwin
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

OPPS XII GREAT AMERICAN HOLDINGS, LLC

By:	Oaktree Fund GP IIA, LLC
Its:	Manager

By:	Oaktree Fund GP II, L.P.
Its:	Managing Member

By:	/s/ Nicholas Basso
Name:	Nicholas Basso
Title:	Authorized Signatory

By:	/s/ Reed Westerman
Name:	Reed Westerman
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

VOF GREAT AMERICAN HOLDINGS, L.P.

By:	Oaktree Fund AIF Series, L.P. – Series U
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ Steven Tesoriere
Name:	Steven Tesoriere
Title:	Authorized Signatory

By:	/s/ Pavel Kaganas
Name:	Pavel Kaganas
Title:	Authorized Signatory

By:	Oaktree Fund AIF Series, L.P. – Series F
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ Steven Tesoriere
Name:	Steven Tesoriere
Title:	Authorized Signatory

By:	/s/ Pavel Kaganas
Name:	Pavel Kaganas
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

OPPS XII BROKER D HOLDINGS, L.P., as a Lender

By:	Oaktree Fund GP, LLC
Its:	Manager

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Nicholas Basso
	Name:	Nicholas Basso
	Title:	Authorized Signatory

By:	/s/ Reed Westerman
	Name:	Reed Westerman
	Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

OPIF BROKER HOLDINGS, L.P., as a Lender

By:	Oaktree Fund AIF Series, L.P. – Series U
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ Steven Tesoriere
	Name:	Steven Tesoriere
	Title:	Authorized Signatory

By:	/s/ Pavel Kaganas
	Name:	Pavel Kaganas
	Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

OAKTREE-COPLEY INVESTMENTS, LLC, as a Lender

By:	Oaktree Fund GP, LLC
Its:	Managing Member

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Steven Tesoriere
	Name:	Steven Tesoriere
	Title:	Managing Director

By:	/s/ Pavel Kaganas
	Name:	Pavel Kaganas
	Title:	Senior Vice President

[Signature Page to Membership Interest Purchase Agreement]

RPVOF BROKER CTB, LLC, as a Lender

By:	Oaktree Fund GP, LLC
Its:	Manager

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Steven Tesoriere
	Name:	Steven Tesoriere
	Title:	Authorized Signatory

By:	/s/ Pavel Kaganas
	Name:	Pavel Kaganas
	Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

OCM SSF III BROKER DEBT HOLDINGS, L.P., as a Lender

By:	Oaktree Fund AIF Series (Cayman), L.P. – Series S

Its:	General Partner

By:	Oaktree AIF (Cayman) GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Thomas Casarella
	Name:	Thomas Casarella
	Title:	Managing Director

By:	/s/ Ryan Irwin
	Name:	Ryan Irwin
	Title:	Vice President

[Signature Page to Membership Interest Purchase Agreement]

SELLER PARTIES:

BRF FINANCE CO., LLC

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Chief Executive Officer

BR FINANCIAL HOLDINGS, LLC

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Co-Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]